EXHIBIT 99.1

PRESS RELEASE

Contact:    Robert Earl
            Chairman, Chief Executive Officer
            (407) 351-4511

                                                         FOR IMMEDIATE RELEASE

           PLANET HOLLYWOOD NOTEHOLDERS ACCEPT RESTRUCTURING PROPOSAL

ORLANDO, Florida, August 24, 1999 -- In a press release issued by Planet Hollywood International, Inc. (NYSE: PHL) on August 17, 1999, the Company announced that it had entered into an agreement in principle with a subcommittee representing holders of its $250 million Senior Subordinated Notes due 2005 to restructure the Company's debt. The proposed plan outlined in the August 17, 1999 press release was conditioned upon acceptance of the offer by holders of not less than $160 million of the Notes. The Company announced today that it has received confirmation from counsel for the subcommittee that the requisite holders of more than $160 million of the Notes have accepted the restructuring offer.

Certain statements contained herein are forward-looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results to differ materially from what is currently anticipated. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include, without limitation, the Company's expectations and estimates as to the introduction of new products and merchandise, future financial performance, final figures for past financial performance, the possibility of a non-recurring charge, improved results because of new strategies, the possibility of gains or losses from dispositions of assets or facilities, and anticipated capital expenditures. Readers should consider statements which use the terms "believes," "expected," "expects," "plans," "intends," "estimates," "anticipated," or "anticipates" to be uncertain and forward-looking. Such statements reflect the current views of the Company with respect to future events and are subject to risks, uncertainties and assumptions. In addition to factors described in the Company's SEC filings, the following factors, among others, could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) difficulties or delays in developing and introducing new products and merchandise or the failure of customers to accept new product offerings; (ii) changes in consumer preferences, including reduced consumer demand for the Company's products and brand; (iii) difficulties or delays in the Company's implementation of initiatives and strategies, including the introduction of a new menu; (iv) unanticipated costs or difficulties or delays in completing projects associated with the Company's new merchandising and marketing strategies; (v) effects and changes in economic conditions, including inflation and monetary conditions, and in trade, monetary, fiscal and tax policies in countries and regions outside of the U.S. in which the Company operates, including Asia; (vi) actions taken by competitors, including business combinations, new product offerings and marketing and promotions successes;
(vii) difficulties or delays in realizing improved results from operating consolidations or the sale of certain facilities or assets held for sale or franchise; and (viii) success of the Company's franchisees and licensees and the manner in which they promote, operate or develop the Company's brands; (ix) the availability of sufficient capital to service the Company's debt obligations and to finance the Company's business plans on terms satisfactory to the Company; and (x) the success of the Company's marketing of certain assets and pursuit of financing alternatives. The Company assumes no responsibility to update forward-looking information contained herein.

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